Exhibit 4.1

AMENDMENT NO. 1 TO

SALE AND SERVICING AGREEMENT

THIS AMENDMENT NO. 1 TO SALE AND SERVICING AGREEMENT (this “Amendment”) is made as of March 5, 2018, among World Omni Financial Corp., a Florida corporation (“World Omni”), World Omni Auto Receivables LLC, a Delaware limited liability company (“WOAR”), and World Omni Auto Receivables Trust 2017-B, a Delaware statutory trust (the “Issuing Entity”).

WHEREAS World Omni, as Servicer, WOAR, as Depositor, and the Issuing Entity are parties to the Sale and Servicing Agreement, dated as of August 2, 2017 (as amended, supplemented and otherwise modified from time to time, the “Sale and Servicing Agreement”). Capitalized terms used herein but not otherwise defined have the meanings set forth in Appendix A to the Sale and Servicing Agreement;

WHEREAS the parties desire to amend the Sale and Servicing Agreement pursuant to Section 10.01(a) thereof;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Amendments to Sale and Servicing Agreement. The Sale and Servicing Agreement is hereby amended as follows:

(A)	The definition of “Overcollateralization Target Amount” within Appendix A of the Sale and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“Overcollateralization Target Amount” means, with respect to any Payment Date, an amount equal to 2.05% of the aggregate Principal Balance of the Receivables as of the end of the related Collection Period less the Yield Supplement Overcollateralization Amount of those Receivables as of the last day of the related Collection Period, but not less than the result of 1.00% of the Aggregate Starting Principal Balance of the Receivables minus the Yield Supplement Overcollateralization Amount as of the Cutoff Date.

2.  Effectiveness. This Amendment shall become effective on March 5, 2018.

3.  Limitation of Liability of Owner Trustee and Indenture Trustee.

(A)	It is expressly understood and agreed by the parties hereto that (i) this Amendment is executed and delivered by Wells Fargo Delaware Trust Company, N.A., not individually or personally but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuing Entity is made and intended not as personal representations, undertakings and agreements by Wells Fargo Delaware Trust Company, N.A., but is made and intended for the purpose of binding only the Issuing Entity, (iii) nothing herein contained shall be construed as creating any liability on Wells Fargo Delaware Trust Company, N.A., individually or personally, to perform any covenant of the Issuing Entity, either expressed or implied, contained herein, all such liability of Wells Fargo Delaware Trust Company, N.A. in its individual or personal capacity, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (iv) Wells Fargo Delaware Trust Company, N.A. has made no investigation into the accuracy or completeness of any representations or warranties made by the Issuing Entity in this Amendment, and (v) under no circumstances shall Wells Fargo Delaware Trust Company, N.A. be personally liable for the payment of any indebtedness or expenses of the Issuing Entity under this Amendment or any other related documents.

(B)	Notwithstanding anything contained herein to the contrary, this Amendment has been acknowledged and consented to by U.S. Bank National Association, not in its individual capacity but solely as Indenture Trustee and in no event shall U.S. Bank National Association have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this Amendment, the Indenture Trustee shall be entitled to all rights, privileges, benefits, protections, immunities, and indemnities provided to it under the Indenture.

4.  Action by Owner Trustee. The Administrator hereby certifies that this Amendment is authorized or permitted by the Basic Documents and that all of the conditions precedent in the Basic Documents for the execution and delivery of this Amendment by the Issuing Entity have been complied with and the Certificateholder directs the Owner Trustee on behalf of the Issuing Entity, to execute this Amendment.

5.  Miscellaneous. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to the principles of conflict of law thereof or of any other jurisdiction, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. The provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Sale and Servicing Agreement and shall not constitute a novation of the Sale and Servicing Agreement; and the Sale and Servicing Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Sale and Servicing Agreement to be duly executed by their respective officers as of the date first written above.

WORLD OMNI FINANCIAL CORP.
Servicer and Administrator

By:       /s/ Bryan Romano
Name:  Bryan Romano
Title:    Assistant Treasurer

WORLD OMNI AUTO RECEIVABLES LLC
Depositor

By:       /s/ Bryan Romano
Name:  Bryan Romano
Title:    Assistant Treasurer

WORLD OMNI AUTO RECEIVABLES TRUST 2017-B

By: WELLS FARGO DELAWARE TRUST COMPANY, N.A., not in its individual capacity, but solely as Owner Trustee on behalf of the Issuing Entity

By:      /s/ Sandra Battaglia
Name: Sandra Battaglia
Title:   Vice President

Acknowledged and Consented To:

U.S. Bank National Association
not in its individual capacity, but solely as Indenture Trustee

By:      /s/ Christopher J. Nuxoll
Name: Christopher J. Nuxoll
Title:   Vice President

Signature Page to Amend No. 1 (WOART 2017-B)